Exhibit 10.36

Award Agreement for
Performance-Based Restricted Stock Units under the Baudax Bio, Inc.
2019 Equity Incentive Plan

THIS AWARD AGREEMENT FOR PERFORMANCE-BASED RESTRICTED STOCK UNITS (this “Agreement”) is made by Baudax Bio, Inc. (the “Company”) to the participant named on the grant schedule attached hereto (the “Grantee”).

RECITALS

WHEREAS, the Company desires to award Performance-Based Restricted Stock Units to the Grantee under the Baudax Bio, Inc. 2019 Equity Incentive Plan (the “Plan”) pursuant to the terms of this Agreement.

NOW, THEREFORE, in consideration of these premises and the agreements set forth herein, the parties, intending to be legally bound hereby, agree as follows:

1.Grant Schedule.  Certain terms of the grant of Performance-Based Restricted Stock Units are set forth on the grant schedule (the “Grant Schedule”) that is attached to, and is a part of, this Agreement.

2.Grant of Performance-Based Restricted Stock Units.  Pursuant to the Plan, the Company hereby awards to the Grantee the number of Performance-Based Restricted Stock Units set forth on the Grant Schedule (the “Award”), subject to the restrictions and on the terms and conditions set forth in this Agreement.  The terms of the Plan are hereby incorporated into this Agreement by this reference, as though fully set forth herein.  Capitalized terms used but not defined herein will have the same meanings as defined in the Plan.

3.Grant Date.  The Award is effective as of the Grant Date set forth on the Grant Schedule.

4.Vesting.  Subject to the further provisions of this Agreement, the Performance-Based Restricted Stock Units will vest as set forth on the Grant Schedule.  For this purpose, service with the Company will be deemed to include service with Affiliates for the period of such affiliation.

5.Transferability.  The Performance-Based Restricted Stock Units are not transferable or assignable otherwise than by will or by the laws of descent and distribution.  Any attempt to transfer Performance-Based Restricted Stock Units, whether by transfer, pledge, hypothecation or otherwise and whether voluntary or involuntary, by operation of law or otherwise, will not vest the transferee with any interest or right in or with respect to such Performance-Based Restricted Stock Units.

6.Termination of Employment or Service.  Unless otherwise provided on the Grant Schedule, if the Grantee’s termination of service with the Company ceases for any reason, all then unvested Performance-Based Restricted Stock Units (determined after giving effect to any accelerated vesting occurring in connection with such termination) will be forfeited.

7.Settlement.

a.In the event that the Company is required to settle all or a portion of this Award in accordance with the terms of the Grant Schedule, the Company shall issue to the Grantee, either by book-entry registration or issuance of a stock certificate or certificates, a number of shares of Common Stock equal to the applicable number of Performance-Based Restricted Stock Units then being settled.  Any shares of Common Stock issued to the Grantee hereunder shall be fully paid and non-assessable.

b.The Grantee will not be deemed for any purpose to be, or have rights as, a stockholder of the Company by virtue of the grant of Performance-Based Restricted Stock Units, unless and until shares of Common Stock are issued in settlement of such Performance-Based Restricted Stock Units pursuant to Section 7.a hereof.  Upon the issuance of a stock certificate or the making of an appropriate book entry on the books of the transfer agent, the Grantee will have all of the rights of a stockholder.

c.In consideration for the grant of this Award, the Grantee agrees to be subject to any policies of the Company and its Affiliates regarding clawbacks, securities trading and hedging or pledging of securities that may be in effect from time to time.

8.Delays or Omissions.  No delay or omission to exercise any right, power or remedy accruing to any party hereto upon any breach or default of any party under this Agreement, will impair any such right, power or remedy of such party, nor will it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach or default thereafter occurring, nor will any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in a writing signed by such party and will be effective only to the extent specifically set forth in such writing.

9.Withholding.  In accordance with Section 15 of the Plan, the Company reserves the right to (i) withhold, in accordance with any applicable laws, from any consideration payable or property transferable to Grantee, or (ii) require the Grantee to remit to the Company an amount sufficient to satisfy, any taxes required to be withheld by federal, state or local law as a result of the grant or vesting of this Award or other disposition of the shares.

10.Tax Consequences.  This Award is intended to be exempt from Section 409A of the Code and should be interpreted accordingly. Nonetheless, the Company does not guarantee the tax treatment of this Award.

11.Right of Discharge Preserved.  The grant of Performance-Based Restricted Stock Units hereunder will not confer upon the Grantee any right to continue in service with the Company or any of its subsidiaries or Affiliates.

12.The Plan.  By accepting this Award, the Grantee acknowledges that the Grantee has received a copy of the Plan, has read the Plan and is familiar with its terms, and accepts the Performance-Based Restricted Stock Units subject to all of the terms and provisions of the Plan, as amended from time to time.  Pursuant to the Plan, the Board is authorized to interpret the Plan and to adopt rules and regulations not inconsistent with the Plan as it deems appropriate.  By accepting this Award, the Grantee acknowledges and agrees to accept as binding, conclusive and final all decisions or interpretations of the Board upon any questions arising under the Plan.

13.Governing Law.  This Agreement and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement shall be governed by, and enforced in accordance with, the laws of the Commonwealth of Pennsylvania, without regard to the application of the principles of conflicts of laws.

14.Electronic Delivery of Documents. The Grantee authorizes the Company to deliver electronically any prospectuses or other documentation related to this Award, the Plan and any other compensation or benefit plan or arrangement in effect from time to time including, without limitation, reports, proxy statements or other documents that are required to be delivered to participants in such plans or arrangements pursuant to federal or state laws, rules or regulations).  For this purpose, electronic delivery will include, without limitation, delivery by means of e-mail or e-mail notification that such documentation is available on the Company’s Intranet site.  Upon written request, the Company will provide to the Grantee a paper copy of any document also delivered to the Grantee electronically.  The authorization described in this paragraph may be revoked by the Grantee at any time by written notice to the Company.

BAUDAX BIO, INC.

By: